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                                                                    EXHIBIT 4.5

EMPLOYMENT AGREEMENT

THE UNDERSIGNED:

1. TNT Post Groep N.V., established at Amsterdam, represented by dr.ir. A. Maas as Chairman of the Supervisory Board and by Mr A.J. Scheepbouwer as CEO, hereinafter "the Company";

and

2. Mr Roberto Rossi, residing at Strada del Maneiro 136 in 10131 Torino, Italy, hereinafter "the Executive";

WHEREAS:

The Executive has been appointed member of the Executive Board with the personal title of Executive Vice President Logistics of the Company by a resolution of the Supervisory Board dated 21 June 1999, effective as of 1 July 1999;

The Executive and the Company have agreed that, in addition to this employment agreement, the Executive continues his relationship with TNT Express Italy S.p.A. under the Dirigente Contract dated 16 September 1991, as amended on 7 December 1998 and 10 December 1998 changing the principal to TNT Services S.p.A., as well as his relationship with TNT Traco S.p.A., as consultant under the consultancy agreement dated 3 July 1991, as amended on 20 October 1998 and as amended on 13 December 1999 changing the principal to TNT Global Express S.p.A.;

The Executive will be expected to devote his time and energy in full in a way commensurate with the best interests of TNT Post Group, which is mirrored in the remuneration packages contained in (1) the Dirigente contract between the Executive and TNT Services S.p.A. and (2) the consultancy agreement between the Executive and TNT Global Express S.p.A. and (3) this agreement;

DECLARE TO HAVE AGREED AS FOLLOWS:

1        DATE OF COMMENCEMENT OF EMPLOYMENT AND POSITION
1.1 The Executive enters into an employment agreement with the Company in the position of member of the Executive Board with the personal title of Executive Vice President Logistics, effective as of 1 July 1999.

1.2 The Executive's place of employment will be the office of the Company in Hoofddorp. The Company will be entitled to change the place of employment after consultation with the Executive. In addition, the parties accept that the position entails considerable travelling.

1.3 The Executive is obliged to do or to refrain from doing all that an officer in similar positions should do or should refrain from doing. The Executive shall fully devote himself, his time and his energy to promoting the interests of TNT Post Group.

1.4 The Executive has the obligation which has been or will be imposed by law, by the articles of incorporation of the Company and in any board regulations as such regulations shall apply from time to time.

2        DURATION OF THE AGREEMENT, NOTICE OF TERMINATION AND SEVERANCE
2.1      This agreement is entered into for an indefinite period.

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2.2      This agreement shall terminate in any event, without notice being required, on the first day of the month following the date on which the Executive reaches the pensionable age under the applicable TPG Pension Plan.

2.3 The agreement may be terminated with due observance of a notice period of six months for the Company and three months for the Executive.

2.4 If the Company gives notice of termination of the employment agreement, unless the Executive has given an urgent cause for such notice, a severance amount equal to NLG 600,000.-- gross only will be made available to the Executive upon the effective date of termination.

3        SALARY
The Executive's base salary shall amount to NLG 200,000.-- gross per year, which shall be I paid in twelve equal instalments, at the end of each month. In addition to this amount the Executive shall not be entitled to the payment of a holiday allowance. The Company will apply for the 35% ruling as referred to in the Resolution of the Dutch State Secretary of Finance dated May 29, 1995, number DB 95/119M. If the 35% ruling applies, the base salary of the Executive during his employment with the Company is deemed to include an expense allowance amounting to 35% of the annual base salary. The 35% ruling as referred to in the above will not apply for Dutch social security purposes.

4        CONFIDENTIALITY
4.1 During the continuance of the employment or at any time after the termination thereof the Executive shall not, except in the proper course of his duties hereunder or as may be required by law, disclose to any person, firm or corporation without the previous consent in writing of the Company any and all information concerning the business, finance, future plans and proposals, designs, technical processes and plans, trade secrets or other confidential information relating to the Company or its businesses or affiliated companies or of any customer or supplier of which he shall become possessed whilst employed by the Company or prior thereto, nor shall he use or attempt to use any such information in any manner and he shall use his best endeavours to prevent the disclosure of any such information by third parties. This restriction shall continue to apply after the termination of the employment without limitation in point of time but shall cease to apply to information or knowledge that has come into the public domain.

4.2 In case of infringement(s), the Company reserves the right to enter a claim for immediate and total indemnification of losses suffered.

5        DOCUMENTS
The Executive shall not have nor keep in his possession any documents and/or correspondence and/or data carriers and/or copies thereof in any manner whatsoever, which belong to the Company or to affiliated companies and which have been made available to the Executive as a result of his employment, except insofar as and for as long as necessary for the performance of his work for the Company. In any event the Executive will be obliged to retum to the Company immediately, without necessitating the need for any request to be made in this regard, any and all such documents and/or correspondence and/or data carriers and/or copies thereof at termination of this agreement or on suspension of the Executive from active duty for whatever reason.

6        NO ADDITIONAL OCCUPATION
The Executive shall refrain from accepting remunerated or time-consuming non-remunerated work activities with or for third parties not belonging to TNT Post Group, or from doing business for his owl account without prior written consent of the Supervisory Board of the Company.

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7        NON-COMPETITION
7.1 The Executive undertakes not to be employed or involved in any way, directly or indirectly, either for his own account or for tile account of others, in an employment agreement or in any consulting arrangement or in any other manner, formally or informally, in or by any company that operates or intends to operate in a line or lines of business of Mail, Express and Logistics similar to the Company and/or affiliated companies during the course of this employment and in any event until 31 December, 2002 without prior written consent of the Company. From 1 January 2003 onwards, this provision will apply during the employment and for a period of 12 months after termination of the employment. This restriction applies worldwide, but does not apply to ownership of common shares registered at a Stock Exchange of said companies.

7.2 In case of infringement(s) the Company reserves the right to enter a claim for immediate and total indemnification of losses suffered.

8        BUSINESS AND TRAVEL EXPENSES
The Company will reimburse the Executive for business and travel expenses incurred in the course of duties carried out for the Company on the basis of an itemised claim to be approved by the CEO.

9        PREVIOUS AGREEMENTS
This agreement supersedes all previous agreements and takes their place with the exception of the separate Dirigente contract between the Executive and TNT Services S.p.A. as amended on 7 December 1998 and 10 December 1998 and the consultancy agreement between the Executive and TNT Global Express S.p.A. as amended on 20 October 1998 and on 13 December 1999.

In witness whereof, this agreement has been signed and executed in duplicate this 13 December 1999.

TNT Post Group N.V.:                             the Executive:

dr. ir. A. Maas,                                 R. Rossi
Chairman Supervisory Board


A.J. Scheepbouwer,
CEO